UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                             Commission File Number:000-21006

                              FORM 12B-25

                      NOTIFICATION OF LATE FILING


         (Check One):      |_|Form 10-K  |_|Form 20-F  |_|Form 11-K |X|Form 10-Q
                           |_|Form N-SAR
                           For Period Ended:  December 31, 1998
                           []  Transition  Report  on Form  10-K
                           []  Transition  Report on Form 20-F
                           []  Transition Report on Form 11-K
                           []  Transition Report on Form 10-Q
                           []  Transition Report on Form N-SAR

                           For the Transition Period Ended:____________________

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Full Name of Registrant:  Infu-Tech, Inc.

Former Name if Applicable:

Address of Principal Executive Office (Street and Number):  910 Sylvan Avenue

City, State and Zip Code:   Englewood Cliffs, N.J.  07632

PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


              (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

    |X|       (b)   The  subject   annual   report,   semi-annual   report,
                    transition  report on Form  10-K,  Form  20-F,  11-K or Form
                    N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form
                    10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

              (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The departure of key accounting and financial personnel has caused the registrant to be unable to complete its quarterly financial statements.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                           Roy M. Smolarz                             201                           567-4600
                           (Name)                                  (Area Code)                   (Telephone Number)
      (2)   Have all other periodic  reports  required under Section 13 or 15(d)
            of  the  Securities  Exchange  Act  of  1934  or  Section  30 of the
            Investment Company Act of 1940 during the preceding 12 months or for such shorter  period that the  registrant  was required to file such
            report(s) been filed? If answer is no identify  reports(s).          |X| Yes            |_| No
      ------------------------------------------------------------------------------------------------ -----------------------
      (3)   It  is  anticipated  that  any  significant  change  in  results  of operations  from the  corresponding  period for the last fiscal year will be  reflected by the earning  statements  to be included in the
            subject report or portion thereof?                                   |_| Yes            |X| No
      ------------------------------------------------------------------------------------------------ -----------------------


                                 INFU-TECH, INC.
                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        February 17, 1999                          By:   /s/ Jack Rosen
    ----------------------------------          -------------------------------
                                                         Jack Rosen
                                                         President